EXHIBIT 4.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT ("Agreement") is made as of the 30th day of March, 2001 by and among CLICKACTION INC., a Delaware corporation (the "Company"), and the Purchasers set forth on the signature page affixed hereto (each a "Purchaser" and collectively the "Purchasers").

Recitals

A. The Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D ("Regulation D"), as promulgated by the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended;

B. The Purchasers wish to purchase, and the Company wishes to sell and issue to the Purchasers, upon the terms and subject to the conditions stated in this Agreement, (i) that number of shares ("Preferred Shares") of the Company's Series A 4% Cumulative Convertible Preferred Stock, liquidation preference $1,000 per share, having the rights, designations and preferences set forth in the Certificate of Designations in the form attached hereto as Exhibit A (the "Certificate"), which Preferred Shares shall be convertible into shares of common stock of the Company, $0.001 par value per share (the "Common Stock"), in accordance with the terms of the Certificate, and (ii) that number of four-year warrants to purchase Common Stock in the form attached hereto as Exhibit B (the "Warrants"), in each case as are set forth on the signature page attached hereto and executed by each such Purchaser for an aggregate purchase price of up to $5 million; and

C. Contemporaneous with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, in the form attached hereto as Exhibit C (the "Registration Rights Agreement"), pursuant to which the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and applicable state securities laws;
In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings here set forth:

1.1 "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person.

1.2 "Agreements" means this Agreement, the Registration Rights Agreement, the Certificate and the Warrants.

1.3 The "Company" shall refer to the Company (as defined in the first paragraph hereof) together with its subsidiaries wherever applicable (including without limitation with respect to all representations of the Company unless the context otherwise requires).

1.4 "Closing" means the consummation of the transactions contemplated by this Agreement, and "Closing Date" means the date of such Closing.

1.5 "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.6 "Market Price" means the Market Price as defined in the Certificate.

1.7 "Material Adverse Effect" means a material adverse effect on the (i) condition (financial or otherwise), business, assets or results of operations of the Company; (ii) ability of the Company to perform any of its material obligations under the terms of the Agreements; (iii) rights and remedies of a Purchaser under the terms of the Agreements; or (iv) to the Company's reasonable belief, prospects of the Company.

1.8 "MFN Transaction" means a transaction in which the Company issues or sells any securities in a capital raising transaction or series of related transactions (the "New Offering") which grants to the investor (the "New Investor") the right to receive additional securities based upon future capital raising transactions of the Company on terms more favorable than those granted to the New Investor in the New Offering.

1.9 "Person" means an individual, corporation, partnership, limited liability company trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.10 "SEC" means the U.S. Securities and Exchange Commission.

1.11 "SEC Filings" means the Company's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 1999 and all other reports filed by the Company pursuant to the 1934 Act since the filing of the Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 1999.

1.12 "Securities" means the Preferred Shares, Underlying Shares (defined below), Warrants and Warrant Shares (defined below).

1.13 "Underlying Shares" means the shares of Common Stock issued or issuable upon conversion of, or in payment of dividends on, the Preferred Shares.

1.14 "Variable Rate Transaction" means a transaction in which the Company issues or sells (a) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (x) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such debt or equity securities, or (y) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock (but excluding standard stock split anti-dilution provisions), or (b) any securities of the Company pursuant to an "equity line" structure which provides for the sale, from time to time, of securities of the Company which are registered for sale or resale pursuant to the 1933 Act.

1.15 "Warrants" means the Warrants being purchased by the Purchasers hereunder.

1.16 "Warrant Shares" means the shares of Common Stock issuable upon exercise of or otherwise pursuant to the Warrants.

1.17 "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.18 "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2. Purchase and Sale of the Preferred Shares and Warrants. Subject to the terms and conditions of this Agreement, each of the Purchasers hereby severally, and not jointly, agrees to purchase, and the Company hereby agrees to sell and issue to each of the Purchasers, the number of Preferred Shares and Warrants to purchase the number of shares of Common Stock set forth on such Purchaser's signature page attached hereto and as indicated herein. Each Purchaser's aggregate purchase price (the "Purchase Price") for the Preferred Shares and Warrants to be purchased hereunder is set forth on such Purchaser's signature page attached hereto. The number of shares of Common Stock for which each Purchaser's Warrants are initially exercisable shall be equal to 18.375% of the number of Underlying Shares into which such Purchaser's Preferred Shares are convertible as of May 16, 2001 and the exercise price of the Warrants shall be 114.3% of the Conversion Price as of May 16, 2001.

3. Closing.

3.1 Initial Closing. The Company shall promptly deliver to Purchasers' counsel certificates and Warrants, registered in the names of the Purchasers as indicated on the signature pages to this Agreement, representing all of the Preferred Shares and all of the Warrants, with instructions that such certificates and Warrants are to be held for release to the Purchasers only upon payment of the Purchase Price to the Company if not already done so. Upon receipt by counsel to the Purchasers of (1) a fax of the certificates and Warrants, (2) a fax of the Certificate filed with the Delaware Secretary of State, and (3) a fax of the legal opinion required hereby, subject to the execution and/or delivery of such other documents contemplated hereby on or prior to the Closing, each Purchaser shall promptly cause a wire transfer in same day funds to be sent to the account of the Company as instructed in writing by the Company, in an amount representing such Purchaser's Purchase Price. On the date the Company receives such funds, the certificates evidencing the Preferred Shares and the Warrants shall be released to the Purchasers (and such date shall be deemed the "Closing Date").

3.2 Additional Closing. The Purchaser shall have the right to purchase at any time, on one occasion only, by written notice ("Additional Closing Notice") to the Company delivered on or prior to May 15, 2001, up to 500 additional Preferred Shares ("Additional Preferred Shares") on the same terms and conditions herein, provided that the Purchaser may not deliver an Additional Closing Notice if the Market Price (as defined in the Certificate) as of the date of an Additional Closing Notice would exceed the Market Price as of the Closing Date by more than $1.50 (which figure shall be appropriately and equitably adjusted for stock splits, stock dividends and similar events). Upon any such purchase of Additional Preferred Shares the Purchaser shall also receive Warrants ("Additional Warrants") to purchase the number of shares of Common Stock equal to 18.375% of the number of Underlying Shares into which such Purchaser's Additional Preferred Shares are convertible as of the issuance of such Preferred Shares, and the Additional Warrants shall have the same exercise price as the exercise price for the Warrants issued on the Closing Date. The purchase price for any Additional Preferred Shares and Additional Warrants, collectively, shall equal $1,000 multiplied by the number of Additional Preferred Shares being purchased. Promptly following any such Purchaser's notice to purchase Additional Preferred Shares, such Purchaser and the Company shall enter into a new securities purchase agreement and registration rights agreement in the same form and substance, mutatis mutandis, as this Agreement and the Registration Rights Agreement, respectively, and close such purchase as promptly as reasonably practicable thereafter. (The Purchaser shall have the right to revoke any such notice to purchase Additional Preferred Shares at any time prior to the execution of such new securities purchase agreement.)

4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchasers that:

4.1 Organization, Good Standing and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and own its properties. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or licensing necessary unless the failure to so qualify would not be reasonably likely to result in a Material Adverse Effect. All of the Company's subsidiaries are listed by name and jurisdiction on Exhibit 21.0 to the Company's Form 10K filed on or about March 30, 2001.

4.2 Authorization. The Company has full corporate power and authority and has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of the Agreements, (ii) authorization of the performance of all obligations of the Company hereunder and thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Securities. The Agreements constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors' rights generally.

4.3 Capitalization. (a) The authorized capital stock of the Company on the date hereof is 60,000,000 shares of common stock and 2,000,000 shares of preferred stock (200,000 of which are designated Series A Junior Participating Preferred Stock, none of which are outstanding on the date hereof); (b) the number of shares of capital stock issued and outstanding as of March 23, 2001 is 12,635,323 shares of common stock and no outstanding preferred stock; (c) the number of shares of capital stock issuable pursuant to the Company's stock plans is as follows: 627,180 options available for future issuance, and 5,798,150 shares of common stock underlying currently outstanding options; and (d) the number of shares of capital stock issuable and reserved for issuance pursuant to securities (other than the Preferred Shares, the Warrants and outstanding options described in clause (c) above) exercisable for, or convertible into or exchangeable for any shares of capital stock is 97,147 shares of common stock. All of the issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Person is entitled to preemptive or similar statutory or contractual rights with respect to any securities of the Company. Except as set forth above, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any equity securities of any kind. The Company has no knowledge of any voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among any of the securityholders of the Company relating to the securities of the Company held by them. The Company has not granted any Person the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person, which rights have not been satisfied to date.

4.4 Valid Issuance. The Company has reserved a sufficient number of shares of Common Stock for the issuance of the Underlying Shares pursuant to the Certificate and upon exercise of the Warrants. The Preferred Shares and Warrants are duly authorized, and such Securities, along with the Underlying Shares and Warrant Shares issuable upon conversion of or payment of dividends on the Preferred Shares and upon exercise of the Warrants, respectively, when issued in accordance herewith and with the terms of the Certificate and Warrants, will be duly authorized, validly issued, fully paid, non-assessable and free and clear of all encumbrances and restrictions (except any encumbrances or restrictions created by the Purchaser), except for restrictions on transfer imposed by applicable securities laws. The number of shares to be reserved hereunder shall be determined without regard to any restrictions on beneficial ownership contained in the Agreements.

4.5 Consents. The execution, delivery and performance by the Company of the Agreements and the offer, issuance and sale of the Securities require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws and the requirements of the Nasdaq Stock Market, which the Company undertakes to file within the applicable time periods.

4.6 Delivery of SEC Filings; Business. The SEC Filings represent all filings required of the Company pursuant to the 1934 Act since December 31, 1999. The SEC Filings complied as to form in all material respects with the requirements of the 1934 Act in effect as of their respective filing dates, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company is engaged only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description of the business of the Company in all material respects. The Company has not provided to any Purchaser (i) any information required to be filed under the 1934 Act that has not been so filed or (ii) any material non-public information which will not be disclosed on or prior to May 31, 2001 (and the Company agrees to disclose any such material non-public information on or prior to such date), unless such information no longer constitutes material non-public information.

4.7 Use of Proceeds. The proceeds of the sale of the Common Stock and the Warrants hereunder shall be used by the Company only for legally permissible working capital and general corporate purposes.

4.8 No Material Adverse Change. Since the filing of the Company's most recent Annual Report on Form 10-KSB/A or as otherwise identified and described in subsequent reports filed by the Company pursuant to the 1934 Act and filed at least ten (10) days prior to the date hereof, there has not been:

(i) any material change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Company's most recent Quarterly Report on Form 10-Q, except changes in the ordinary course of business which have not had, in the aggregate, a Material Adverse Effect;

(ii) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

(iii) any material damage, destruction or loss, whether or not covered by insurance, to any assets or properties of the Company that is reasonably likely to result in a Material Adverse Effect;

(iv) any waiver by the Company of a material right or of a material debt owed to it;

(v) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of, or to the Company's reasonable belief, prospects of, the Company taken as a whole (as such business is presently conducted and as it is proposed to be conducted);

(vi) any material change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject;

(vii) any material labor difficulties or labor union organizing activities with respect to employees of the Company;

(viii) any transaction entered into by the Company other than in the ordinary course of business; or

(ix) any other event or condition of any character that is reasonably likely to result in a Material Adverse Effect.

4.9 Registration Statements; Material Contracts. During the preceding two years, each registration statement and any amendment thereto filed by the Company pursuant to the 1933 Act, as of the date such statement or amendment became effective, complied as to form in all material respects with the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each prospectus filed pursuant to Rule 424(b) under the 1933 Act, as of its issue date and as of the closing of any sale of securities pursuant thereto did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.10 Form S-3 Eligibility. The Company is currently eligible to register the resale of its Common Stock on a registration statement on Form S-3 under the 1933 Act.

4.11 No Conflict, Breach, Violation or Default. (a) The execution, delivery and performance of the Agreements by the Company and the issuance and sale of the Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company's Certificate of Incorporation (including any certificates of designation) or the Company's Bylaws, both as in effect on the date hereof (copies of which have been provided to the Purchasers before the date hereof) and the date of issuance of such securities, or (ii) except where it would not be reasonably likely to have a Material Adverse Effect, (A) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its properties, or (B) any agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the properties of the Company is subject.

(b) Except where it would not be reasonably likely to have a Material Adverse Effect, the Company (i) is not in violation of any statute, rule or regulation applicable to the Company or its assets, (ii) is not in violation of any judgment, order or decree applicable to the Company or its assets, and (iii) is not in breach or violation of any agreement, note or instrument to which it or its assets are a party or are bound or subject. The Company has not received notice from any Person of any claim or investigation that, if adversely determined, would render the preceding sentence untrue or incomplete.

4.12 Tax Matters. The Company has timely prepared and filed all tax returns required to have been filed by the Company with all appropriate governmental agencies and timely paid all taxes owed by it. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company nor, to the knowledge of the Company, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except such as which are not material. All material taxes and other assessments and levies that the Company is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no tax liens or claims pending or threatened against the Company or any of its respective assets or property. There are no outstanding tax sharing agreements or other such arrangements between the Company and any other corporation or entity.

4.13 Title to Properties. Except as disclosed in the SEC Filings, the Company has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in the SEC Filings, the Company holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

4.14 Certificates, Authorities and Permits. The Company possesses adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it and has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company, would individually or in the aggregate have a Material Adverse Effect.

4.15 No Labor Disputes. No material labor dispute with the employees of the Company exists or, to the knowledge of the Company, is imminent.

4.16 Intellectual Property. The Company owns or possesses adequate rights or licenses to the inventions, know-how, patents, copyrights, trademarks, trade names, confidential information and other intellectual property (collectively, "Intellectual Property Rights"), free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims of which it is aware, necessary to conduct the business now operated by it, or presently employed by it, and presently contemplated to be operated by it, and the Company has not received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property Rights. To the knowledge of the Company, the Company's patents and other Intellectual Property Rights and the present activities of the Company do not infringe any patent, copyright, trademark, trade name or other proprietary rights of any third party.

4.17 Environmental Matters. To the Company's knowledge, the Company is not in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, "Environmental Laws"), does not own or operate any real property contaminated with any substance that is subject to any Environmental Laws, is not liable for any off-site disposal or contamination pursuant to any Environmental Laws, and is not subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and the Company is not aware of any pending investigation that might lead to such a claim.

4.18 Litigation. Except as disclosed in the SEC Filings, there are no pending actions, suits or proceedings against or, to the Company's knowledge, affecting, the Company or any of its properties that, if determined adversely to the Company, would individually or in the aggregate have a Material Adverse Effect or would materially and adversely affect the ability of the Company to perform its obligations under the Agreements, or which are otherwise material in the context of the sale of the Securities; and to the Company's knowledge, no such actions, suits or proceedings are threatened or contemplated.

4.19 Financial Statements. The financial statements included in each SEC Filing present fairly and accurately in all material respects the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. Except as set forth in the financial statements of the Company included in the SEC Filings filed prior to the date hereof, the Company has no liabilities, contingent or otherwise, except those which individually or in the aggregate are not material to the financial condition or operating results of the Company.

4.20 Insurance Coverage. The Company maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

4.21 Compliance with Nasdaq Continued Listing Requirements. The Company is in compliance with all applicable Nasdaq National Market continued listing requirements and is in good standing on such exchange. There are no proceedings pending or to the Company's knowledge threatened against the Company relating to the continued listing of the Company's Common Stock on the Nasdaq National Market and the Company has not received any notice of, nor to the knowledge of the Company is there any basis for, the delisting of the Common Stock from the Nasdaq National Market.

4.22 Acknowledgement of Dilution. The number of shares of Common Stock issuable upon conversion of the Preferred Shares and/or upon exercise of the Warrants may increase substantially. The Company's executive officers and directors have studied and fully understand the nature of the transactions being contemplated hereunder and recognize that they have a potential dilutive effect.

4.23 Brokers and Finders. The Purchasers shall have no liability or responsibility for the payment of any commission or finder's fee to any third party in connection with or resulting from this agreement or the transactions contemplated by this Agreement by reason of any agreement of or action taken by the Company.

4.24 No Directed Selling Efforts or General Solicitation. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

4.25 No Integrated Offering. Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) of the 1933 Act for the exemption from registration for the transactions contemplated hereby or would require registration of the Securities under the 1933 Act; or would require the integration of this offering with any other offering of securities for purposes of determining the need to obtain stockholder approval of the transactions contemplated hereby under the rules of the Nasdaq Stock Market.

4.26 Disclosures. For purposes of this Agreement and the transactions contemplated hereby, none of the representations or warranties made by the Company under any of the Agreements and no information furnished by the Company pursuant hereto, or in any other document, certificate or statement furnished by the Company to the Purchaser or any authorized representative of the Purchaser, pursuant to the Agreements or in connection therewith, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. To the extent any communication or information has been provided to the Purchasers which would reasonably be likely to be construed as a "forward-looking statement" as defined in Section 27A of the 1933 Act or Section 21E of the 1934 Act regarding the Company or its business, prospects, financial conditions, results of operations or otherwise, the Company makes no representation that any such forward-looking statement will actually be proved true or be achieved, as the case may be.

5. Representations and Warranties of the Purchaser. Each of the Purchasers hereby severally, and not jointly, represents and warrants to the Company as to itself only that:

5.1 Organization and Existence. The Purchaser is a validly existing corporation, partnership or limited liability company and has all requisite corporate, partnership or limited liability company power and authority to invest in the Securities pursuant to this Agreement.

5.2 Authorization. The execution, delivery and performance by the Purchaser of this Agreement and the Registration Rights Agreement have been duly authorized and this Agreement and the Registration Rights Agreement will each constitute the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors' rights generally.

5.3 Purchase Entirely for Own Account. The Securities to be received by the Purchaser hereunder will be acquired for the Purchaser's own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of securities laws, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of securities laws.

5.4 Investment Experience. The Purchaser acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.5 Disclosure of Information. The Purchaser has had an opportunity to receive documents related to the Company and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities. Neither such inquiries nor any other due diligence investigation conducted by the Purchaser shall modify, amend or affect the Purchaser's right to rely on the Company's representations and warranties contained in this Agreement or made pursuant to this Agreement.

5.6 Restricted Securities. The Purchaser understands that the Securities are characterized as "restricted securities" under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

5.7 Legends. It is understood that, until registration for resale pursuant to the Registration Rights Agreement or until sales under Rule 144 are permitted, certificates evidencing the Securities may bear one or all of the following legends or legends substantially similar thereto:

(a) "The shares represented by this certificate may not be transferred without (i) the opinion of counsel reasonably satisfactory to the corporation (if reasonably requested) that such transfer may lawfully be made without registration under the Securities Act of 1933 or qualification under applicable state securities laws; or (ii) such registration or qualification."

(b) If required by the authorities of any state in connection with the issuance of sale of the Securities, the legend required by such state authority.
Upon registration for resale pursuant to the Registration Rights Agreement or upon Rule 144(k) under the 1933 Act becoming available, the Company shall promptly cause certificates evidencing the Underlying Shares and Warrant Shares previously issued to be replaced with certificates which do not bear such restrictive legends, and all Underlying Shares and Warrant Shares subsequently issued shall not bear such restrictive legends. If the Company does not promptly cause all such unlegended certificates to be issued to the Purchasers hereunder (no later than 10 days following any Purchaser's written request in any event), the Company shall pay liquidated damages to the Purchasers equal to 2% per month (or part thereof) based on the original Purchase Price of such Securities (with Underlying Shares and Warrant Shares issued to be deemed to constitute Preferred Shares and Warrants as if they were not converted and/or exercised).

5.8 Accredited Investor. The Purchaser is an "accredited investor" as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act.

5.9 No General Solicitation. The Purchaser did not learn of the investment in the Securities as a result of any public advertising or general solicitation.

5.10 Residency of Purchaser. The Purchaser is a resident of the state or other jurisdiction indicated next to the Purchaser's name on the signature page hereto.

6. Registration Rights Agreement and Certificate.

6.1 Registration Rights Agreement. The parties acknowledge and agree that part of the inducement for the Purchasers to enter into this Agreement is the Company's execution and delivery of the Registration Rights Agreement. The parties acknowledge and agree that simultaneously with the execution hereof, the Registration Rights Agreement is being duly executed and delivered by the parties thereto.

6.2 Certificate. The Company represents that on or prior to the date hereof, it has duly executed and filed the Certificate with the Secretary of State of the State of Delaware and delivered a stamped copy of such Certificate to the Purchaser.

7. Covenants and Agreements of the Company.

7.1 19.9% Cap; Rule 144.

(a) 19.9% Cap. In the event that at any time the Company would be obligated to issue an amount of shares of Common Stock upon conversion of, or in payment of dividends on, the Preferred Shares, or upon exercise of the Warrants, which, when aggregated with all shares of Common Stock issued to the Purchaser(s), would constitute a breach of the Company's obligations under the rules or regulations of the Nasdaq Stock Market as they apply to the Company, or any other principal securities exchange or market ("Principal Market") upon which the Common Stock is or becomes traded (the "Cap Regulations"), the Company shall not be obligated to issue any such shares of Common Stock to the extent such shares are in excess of the maximum permissible amount under such Cap Regulations ("Excess Shares"). In the event of any occurrence of Excess Shares, the Company shall pay to the Purchaser, in lieu of the Purchaser's right to receive such Excess Shares, an amount ("Excess Amount") equal to the number of Excess Shares multiplied by 107.5% of the closing bid price per share of Common Stock on the Principal Market immediately preceding the time of the existence of the Excess Shares. Any Excess Amounts payable by the Company hereunder shall be paid in twelve (12) equal consecutive monthly installments commencing on the first day of the full calendar month immediately following the occurrence of any Excess Shares. Only shares of Common Stock acquired pursuant to this Agreement (including Underlying Shares and Warrant Shares) will be included in determining whether the limitation contained herein would be exceeded for purposes of this Section 7.1(a).

(b) Rule 144. The Company agrees to take the position that, for purposes of determining the holding period under Rule 144 for Underlying Shares issued upon conversion of, or in payment of dividends on, the Preferred Shares, the holding period of such Underlying Shares shall be tacked to the holding period of the Preferred Shares

7.2 Limitation on Transactions.

(a) Until the date of effectiveness of the Registration Statement as contemplated by the Registration Rights Agreement, without the prior written consent of the holders of a majority of Preferred Shares (which consent may be withheld in such holders' discretion), the Company shall not issue or sell or agree to issue or sell any securities in a capital raising transaction prior to such date in excess of 350,000 shares of Common Stock in the aggregate for all such transactions (counting convertible, exercisable and exchangeable securities on an as-converted, as-exercised and as-exchanged basis without regard to any limitations or restrictions contained therein), unless such securities will not, and are not, registered for sale or resale under the 1934 until after the date which is six (6) months following the effective date of such Registration Statement.

(b) So long as any Preferred Shares remain outstanding, without the prior written consent of the holders of a majority of Preferred Shares (which consent may be withheld in such holders' discretion), the Company shall not (i) issue or sell or agree to issue or sell any securities in a MFN Transaction, or (ii) issue or sell, or agree to issue or sell, any securities in a Variable Rate Transaction; provided however, that without such consent, the Company may issue or sell or agree to issue or sell for cash any securities in a Variable Rate Transaction or MFN Transaction so long as the total number of shares of Common Stock issued and/or agreed to be issued in the aggregate for all such transactions (determined as if all such securities as of their issuance are deemed fully converted, exercised and exchanged into Common Stock without regard to limitations or restrictions contained therein) represents less than seven percent (7%) of the total number of the Company's issued and outstanding shares of Common Stock as of the closing date of any such transaction.

(c) Subject to any consent or approval rights of the Purchasers hereunder, in the event the Company contemplates an offering of its equity or debt securities within six months of the date hereof, the Company agrees that, upon the reasonable request of the Purchasers, the Company shall first disclose the terms and conditions and other relevant facts of such proposed transaction to Nasdaq and seek to obtain from Nasdaq its assurance that such transaction will not be integrated with the offering which is the subject of this Agreement for purposes of the Nasdaq rules requiring shareholder approval of the issuance of 20% or more of an issuer's outstanding common stock. In the event that (i) the Company fails to seek such assurances, or (ii) the Company proceeds with such other transaction after not receiving a response from Nasdaq and such other transaction is integrated with this offering, then, at the election of a Purchaser, the Company shall redeem within five (5) days any or all Preferred Shares, as specified by such Purchaser, for the Redemption Consideration (as defined in the Certificate) for the Preferred Shares being redeemed.

7.3 Right of the Purchasers to Participate in Future Transactions.

(a) Until December 31, 2002, the Purchasers will have a right to participate in any sales of any of the Company's securities in a capital raising transaction on the terms and conditions set forth in this Section 7.3. During such period, the Company shall give seven (7) business days advance written notice to the Purchaser prior to any non-public offer or sale of any of the Company's equity securities or any securities convertible into or exchangeable or exercisable for such securities in a capital raising transaction by providing to the Purchasers a comprehensive term sheet containing all significant business terms of such a proposed transaction. The Purchasers shall have the right (pro rata in accordance with the Purchasers' participation in this offering, and together with such other persons or entities designated by any Purchaser which are affiliated with or, subject to the Company's reasonable consent, connected to, such Purchaser) to participate in up to 50% of such proposed transaction (or 75% of such proposed transaction if it is a Variable Rate Transaction or MFN Transaction) and to purchase such securities which are the subject of such a proposed transaction for the same consideration and on the same terms and conditions as contemplated for such third-party sale. The Purchaser(s)' rights hereunder must be exercised in writing by the Purchaser(s) within five (5) business days following receipt of the notice from the Company. If, subsequent to the Company giving notice to a Purchaser hereunder but prior to the Purchaser exercising its right to participate (or the expiration of the five-day period without response from the Purchaser or the rejection of such offer for such financing by the Purchaser(s)), the terms and conditions of the proposed third-party sale are changed in any material respect from that disclosed in the comprehensive term sheet provided to such Purchaser, the Company shall be required to provide a new notice to the Purchaser hereunder and the Purchasers shall have the right, which must be exercised within five (5) business days of such new notice, to exercise their rights to purchase the securities on such changed terms and conditions as provided hereunder. In the event the Purchasers do not exercise their rights hereunder, or affirmatively decline to engage in the proposed transaction with the Company, then the Company may proceed with such proposed transaction on the same terms and conditions as noticed to the Purchasers (assuming the Purchasers have consented to the transaction, if required, pursuant to Section 7.2 of this Agreement). The rights and obligations of this Section 7.3 shall in no way diminish the other rights of the Purchaser pursuant to this Section 7.

(b) Limitation on Right of First Refusal.

(i) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by any Purchaser pursuant to any capital raising transaction as described in subsection (a) above shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such Purchaser (other than by virtue of the ownership of securities or rights to acquire securities (including the Preferred Shares and Warrants) that have limitations on the Purchaser's right to convert, exercise or purchase similar to the limitation set forth herein (the "Excluded Shares")), together with all shares of Common Stock deemed beneficially owned (not counting such affiliate's Excluded Shares) by the Purchaser's "affiliates" (as defined Rule 144 of the 1933 Act) ("Aggregation Parties") that would be aggregated for purposes of determining whether a group under Section 13(d) of the 1934 Act, exists, would exceed 9.9% of the total issued and outstanding shares of the Company's Common Stock (the "Restricted Ownership Percentage"). Each holder shall have the right (x) at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Company and (y) at any time and from time to time, to increase its Restricted Ownership Percentage immediately in the event of the announcement as pending or planned of an event of:

(1) any consolidation or merger of the Company with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred through a merger, consolidation, tender offer or similar transaction,

(2) any person (as defined in Section 13(d) of the 1934 Act), together with its affiliates and associates (as such terms are defined in Rule 405 under the 1933 Act), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the 1934 Act without regard to the 60-day exercise period) in excess of 50% of the Company's voting power,

(3) there is a replacement of more than one-half of the members of the Company's Board of Directors which is not approved by a majority of those individuals who are members of the Company's Board of Directors on the date thereof, or

(4) a sale or transfer of all or substantially all of the assets of the Company, determined on a consolidated basis, in one or a series of related transactions.

(ii) The Purchaser covenants at all times on each day (each such day being referred to as a "Covenant Day") as follows: During the balance of such Covenant Day and the succeeding sixty-one (61) days (the balance of such Covenant Day and the succeeding 61 days being referred to as the "Covenant Period") such Purchaser will not acquire shares of Common Stock pursuant to any capital raising transaction as described in subsection (a) (including convertible securities which are convertible or exchangeable into or exercisable for Common Stock within 61 days only if such securities do not contain the limitations on beneficial ownership similar to those contained herein) existing at the commencement of the Covenant Period to the extent the number of shares so acquired by such holder and its Aggregation Parties (ignoring all dispositions) would exceed:

(1) the Restricted Ownership Percentage of the total number of shares of Common Stock outstanding at the commencement of the Covenant Period, minus

(2) the number of shares of Common Stock owned by such Purchaser and its Aggregation Parties at the commencement of the Covenant Period.

A new and independent covenant will be deemed to be given by the Purchaser as of each moment of each Covenant Day. No covenant will terminate, diminish or modify any other covenant. The Purchaser agrees to comply with each such covenant. This Section 7.3(b) controls in the case of any conflict with any other provision of the Agreements.
The Company's obligation to issue securities under subsection (a) above which would exceed such limits referred to in this Section 7.3(b) shall be suspended to the extent necessary until such time, if any, as shares of Common Stock may be issued in compliance with such restrictions.

7.4 Opinion of Counsel. On or prior to the Closing Date, the Company will deliver to the Purchasers the opinion of legal counsel to the Company, in form and substance reasonably acceptable to the Purchasers, addressing those legal matters set forth in Schedule 7.4 hereto.

7.5 Reservation of Common Stock issuable upon Exercise of Warrants. The Company hereby agrees at all times to reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the exercise of the Warrants, such number of shares of Common Stock as shall from time to time equal the number of shares sufficient to permit the full exercise of the Warrants in accordance with the terms of the Warrants. All calculations pursuant to this paragraph shall be made without regard to restrictions on beneficial ownership.

7.6 Reports. For so long as the Purchasers beneficially own any of the Securities, the Company will furnish to the Purchasers the following reports, each of which shall be provided to the Purchasers by air mail or reputable international courier (within one week of filing with the SEC, in the case of SEC filings):

(a) Securities Filings. Copies of (i) all notices, proxy statements, financial statements, reports and documents as the Company shall send or make available generally to its stockholders or to financial analysts, promptly after providing same to the stockholders (other than Form 10K's and Form 10Q's filed electronically via Edgar pursuant to Regulation S-T of the 1934 Act) and (ii) to the extent not filed as an "electronic filing" pursuant to Regulation S-T of the 1934 Act, all periodic and special reports, documents and registration statements (other than on Form S-8) which the Company furnishes or files, or any officer or director of the Company (in such person's capacity as such) furnishes or files with the SEC.

(b) Other Information. Such other information relating to the Company as from time to time may reasonably be requested by any Purchaser provided the Company produces such information in its ordinary course of business, and further provided that the Company, solely in its own discretion, determines that such information is not confidential in nature and disclosure to the Purchaser would not be harmful to the Company.

(c) Rule 144. The Company agrees to make publicly available on a timely basis the information necessary to enable Rule 144 under the 1933 Act to be available for resale.

7.7 Press Releases. Any press release or other publicity concerning this Agreement or the transactions contemplated by this Agreement shall be submitted to the Purchasers for comment at least two (2) business days prior to issuance, unless the release is required to be issued within a shorter period of time by law or pursuant to the rules of the NASDAQ Stock Market or a national securities exchange. The Company shall issue a press release concerning the fact and material terms of this Agreement within one business day of the Closing.

7.8 No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the obligations to the Purchasers under the Agreements.

7.9 Insurance. For so long as any Purchaser beneficially owns any of the Securities, the Company shall, and shall cause each subsidiary to, have in full force and effect (a) insurance reasonably believed to be adequate on all assets and activities of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (b) insurance reasonably believed to be adequate protection against all liabilities, claims and risks against which it is customary for companies similarly situated as the Company and the subsidiaries to insure.

7.10 Compliance with Laws. So long as the Purchasers beneficially own any Securities, the Company will use reasonable efforts to comply with all applicable laws, rules, regulations, orders and decrees of all governmental authorities, except to the extent non-compliance (in one instance or in the aggregate) would not have a Material Adverse Effect.

7.11 Listing of Underlying Shares and Related Matters. The Company hereby agrees, promptly following the Closing of the transactions contemplated by this Agreement, to take such action to cause the Underlying Shares and the Warrant Shares to be listed on the Nasdaq National Market as promptly as possible but no later than the effective date of the registration contemplated by the Registration Rights Agreement. The Company further agrees that if the Company applies to have its Common Stock or other securities traded on any other principal stock exchange or market, it will include in such application the Underlying Shares and Warrant Shares and will take such other action as is necessary to cause such Common Stock to be so listed. For so long as any Preferred Shares remain outstanding, the Company will take all action necessary to continue the listing and trading of its Common Stock on the Nasdaq National Market and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of such exchange, as applicable, to ensure the continued eligibility for trading of the Underlying Shares and the Warrant Shares thereon. Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf, shall directly or indirectly make any offers or sales of any security or solicit any offers to buy any security which may cause the integration of the offering hereunder with any other offering of securities for purposes of determining the need to obtain stockholder approval of the transactions contemplated hereby under the rules of the Nasdaq Stock Market.

7.12 Corporate Existence. So long as any Preferred Shares remain outstanding the Company shall maintain its corporate existence, except in the event of a merger, consolidation or sale of all or substantially all of the Company's assets, as long as the surviving or successor entity in such transaction (a) assumes the Company's obligations hereunder and under the agreements and instruments entered into in connection herewith, regardless of whether or not the Company would have had a sufficient number of shares of Common Stock authorized and available for issuance in order to fulfill its obligations hereunder and effect the conversion and exercise in full of all Preferred Shares and Warrants outstanding as of the date of such transaction (assuming conversion of Preferred Shares at the Market Price); (b) has no legal, contractual or other restrictions on its ability to perform the obligations of the Company hereunder and under the agreements and instruments entered into in connection herewith; and (c)(i) is a publicly traded corporation whose common stock and the shares of capital stock issuable upon conversion and exercise of the Preferred Shares and Warrants are (or would be upon issuance thereof) listed for trading on the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange, or (ii) if not such a publicly traded corporation, then the buyer agrees that it will, at the election of the Purchasers and to the extent permitted under the Delaware General Corporation Law, purchase such Purchasers' Securities at a price equal to the greater of (a) 120% of the Purchase Price of such Securities or (b) (1) for Preferred Shares or Common Stock, the fair market value of such Securities on an as-converted basis based on the Market Price at the time of such transaction or the redemption date, whichever is greater, and (2) for the Warrants, the fair market value of the underlying securities on an as-exercised basis based on the Market Price at the time of such transaction or the redemption date, whichever is greater, less the exercise price under such Warrants at such time.

8. Survival. All representations, warranties, covenants and agreements contained in this Agreement shall be deemed to be representations, warranties, covenants and agreements as of the date hereof and shall survive the execution and delivery of this Agreement until the second anniversary of the Closing Date.

9. Miscellaneous.

9.1 Successors and Assigns. This Agreement may not be assigned by a Purchaser without the prior written consent of the Company which consent may not be unreasonably withheld or delayed, except that without the prior written consent of the Company, but after notice duly given, a Purchaser may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party acquiring at least 500 Preferred Shares or all of its Securities in a private transaction. This Agreement may not be assigned by the Company without the prior written consent of the holders of a majority of the Securities, except that without such prior written consent, but after notice duly given, the Company may assign its rights and delegate its duties hereunder to any successor-in-interest corporation, provided such successor-in-interest shall assume such rights and duties, in the event of a merger or consolidation of the Company with or into another corporation or the sale of all or substantially all of the Company's assets (and subject the other provisions of the Agreements). The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.4 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given only upon delivery to each party to be notified by (i) personal delivery, (ii) telex or telecopier, upon receipt of confirmation of complete transmittal, or (iii) an internationally recognized overnight air courier, addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days' advance written notice to the other party:
If to the Company:

ClickAction Inc.
2197 E. Bayshore Road
Palo Alto, California 94303
Telephone: (650) 473-6300
Fax: (650) 325-0873
Attention: President

with a copy (not constituting notice) to:

Orrick, Herrington & Sutcliffe LLP
400 Capital Mall, Suite 3000
Sacramento, CA 95814
Telephone: (916) 447-9200
Fax: (916) 329-4900
Attention: Iain Mickle, Esq.

If to the Purchasers, to the addresses set forth on the
signature pages hereto.

9.5 Expenses. The parties hereto shall pay their own costs and expenses in connection herewith, except that the Company shall pay to Tail Wind, Inc. a non-refundable sum equal to 0.75% of the Purchase Price paid by each Purchaser as and for reimbursement for legal and due diligence expenses incurred in connection herewith and such amount shall be paid at Closing from gross proceeds of the offering. The Company shall pay all fees and expenses of any placement agents in connection with the transactions contemplated by this Agreement pursuant to a separate agreement between such parties.

9.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and holders of a majority of the Preferred Shares. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such securities, and the Company.

9.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

9.8 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, and the Certificate, the Registration Rights Agreement and the Warrants and other documents contemplated hereby constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

9.9 Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

9.10 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

9.11 Remedies.

(i) Each Purchaser and each permitted assignee shall have all rights and remedies set forth in this Agreement, the Certificate, the Warrants and the Registration Rights Agreement and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any person having any rights under any provision of the Agreements shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of the Agreements and to exercise all other rights granted by law. Each Purchaser and each permitted assignee without prejudice may withdraw, revoke or suspend its pursuit of any remedy at any time prior to its complete recovery as a result of such remedy.

(ii) The Company on the one hand, and each Purchaser severally and not jointly on the other hand, shall indemnify the other and hold it harmless from any loss, cost, expense or fees (including reasonable attorneys' fees and expenses) arising out of any breach of any representation, warranty, covenant or agreement in any of the Agreements, or arising out of the enforcement of this Section 9.11.

9.12 Jurisdiction. The parties hereby agree that all actions or proceedings arising directly or indirectly from or in connection with this Agreement or the other Agreements shall be litigated only in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York located in New York County, New York. The parties consent to the jurisdiction and venue of the foregoing courts and consent that any process or notice of motion or other application to either of said courts or a judge thereof may be served inside or outside the State of New York or the Southern District of New York by registered mail, return receipt requested, directed to the party being served at its address set forth in this Agreement (and service so made shall be deemed complete three (3) days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under the rules of said courts. The Company hereby waives any right to a jury trial in connection with any litigation pursuant to this Agreement or the other Agreements.

9.13 Shorting Restriction. So long as the Purchaser owns any Preferred Shares and the Company is not in material breach or default under any of the Agreements, the Purchaser agrees that it will not sell short any shares of Common Stock on the Principal Market, either directly by the Purchaser or indirectly through any other person or entity at the direction of the Purchaser, at a price per share less than $8.00 (which figure shall be appropriately and equitably adjusted for any stock splits, stock dividends, recapitalizations and the like). (For clarification purposes, any short-exempt sales within the meaning of Rule 3350(c) of the NASD Rules and any sales of Common Stock which are settled or covered with Common Stock issued upon conversion of, or as dividend payment on, Preferred Shares or upon exercise of Warrants on or about the date of such sale shall not constitute a short sale hereunder.)

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
The Company:                      CLICKACTION INC.

By:_________________________
Name:
Title:

The Purchasers

THE TAIL WIND FUND, LTD.

By:_________________________
Name:
Title:

Aggregate Purchase Price: $3,500,000
Number of Preferred Shares: 3,500
Number of Warrants: 18.375% of Underlying Shares
Address for Notices:

The Tail Wind Fund Ltd.
MeesPierson (Bahamas) Ltd.
Attn: Ngaire Rolle
Windemere House, 404 East Bay Street
P.O. Box SS 5539, Nassau, Bahamas
Tel: 242/393-8777 Fax: 242/393-9021

with a copy (not constituting notice) to:

David Crook, Esq.
c/o EASI
1st Floor, No. 1 Regent Street
London, SW1Y 4NS UK
Telephone: 44-171-468-7660
Facsimile: 44-171-468-7657

with a copy (not constituting notice) to:

Kleinberg, Kaplan, Wolff & Cohen, P.C.
551 Fifth Avenue, 18th Flr.
New York, New York 10176
Attn: Peter J. Weisman, Esq.
Telephone: (212) 986-6000
Facsimile: (212) 986-8866